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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT



                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934





Date of Report (Date of earliest event reported) January 5, 2000



                MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP
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             (Exact name of registrant as specified in its charter)




                 MICHIGAN                         33-37977       38-2726166
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(State or other jurisdiction of incorporation  (Commission   (I.R.S. Employer
  or organization)                             File Number)  Identification No.)




     100 PROGRESS PLACE, MIDLAND, MICHIGAN                  48640
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    (Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code: (517) 839-6000
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ITEM 5.           OTHER EVENTS


The Midland Cogeneration Venture ("MCV") generating facility employs a cogeneration process, meaning that it sequentially produces electricity and useful thermal energy through an integrated system using a single fuel source. The MCV facility has been certified by the Federal Energy Regulatory Commission as a qualifying cogeneration facility ("QF") under the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"). As a QF, the MCV facility is exempt from various provisions of the Federal Power Act, as amended, the Public Utility Holding Company Act of 1935, as amended, certain state laws regarding rate, financial and organizational regulation, and is entitled to sell electric capacity and related energy to a public utility at such utility's incremental cost of alternative electric energy, otherwise known as "avoided cost". Generally, as a QF, MCV is restricted to no more than 50% ownership by an electric utility.

MCN Energy Group Inc. ("MCN"), the parent company of Source Midland Limited Partnership ("SMLP") and a 50% partner of MEI Limited Partnership ("MEI") through SMLP, both partners of MCV, announced on October 5, 1999 that it had signed a definitive merger agreement with DTE Energy Company. Since the pending merger would cause SMLP and MEI to become electric utilities under PURPA, MCN announced that it would sell its interest in the MCV partnerships in order to keep the electric utility ownership in MCV in compliance with PURPA QF ownership requirements.

On January 5, 2000, MCN sold all of its partnership interest in SMLP and MEI to wholly-owned subsidiaries of The Coastal Corporation ("Coastal"). As a result of this sale, Coastal, through its subsidiaries, has acquired all of the equity and voting interests of SMLP and MEI in MCV. After this transaction, MCV continues to meet the ownership requirements of PURPA.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be singed on its behalf buy the undersigned, hereunto duly authorized.




                                       MIDLAND COGENERATION VENTURE
                                          LIMITED PARTNERSHIP





Dated:  January 18, 2000               By /s/ James M. Rajewski
                                          ----------------------------
                                              James M. Rajewski
                                                 Vice President and Controller





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